Exhibit 99.1
News Release

Contacts: Media – Michael P. Wallner, General Manager, Communications and PR (513) 425-2688 Investors – Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Completes Acquisition of Severstal Dearborn

Summary of Benefits:

¡	Increased scale enhances company’s ability to better serve customers

¡	Highly modernized, state-of-the-art steelmaking equipment and facilities

¡	Additional operational and maintenance flexibility

¡	Significant cost-based synergies

¡	Accretive and credit-enhancing

WEST CHESTER, OH, September 16, 2014 – AK Steel (NYSE: AKS) said today that it has completed its acquisition of Severstal North America’s integrated steelmaking assets located in Dearborn, Michigan. The transaction also included a cokemaking facility and interests in three joint ventures that process flat-rolled steel products. AK Steel said that it paid $707 million in cash for the acquisition, which includes $314 million for working capital. The acquisition was financed with a combination of debt and equity securities offerings. The company will refer to its Dearborn, Michigan facility as “Dearborn Works.”

“At AK Steel, the future is now, and the future is bright, as our acquisition of Dearborn Works makes us a larger, stronger and more flexible company,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The acquisition is transformational to AK Steel, and it combines much more than the operational assets of two outstanding companies. It combines great employees who will strengthen a terrific company that is better able to compete, and to win, in the global steel marketplace.”

Dearborn Works, which produces high-quality, flat-rolled steels primarily for the automotive, construction and appliance markets, completed a large-scale modernization campaign in 2011. During the campaign, more than $1.2 billion was invested in new state-of-the-art equipment and various operational improvements. The Dearborn facility is strategically located in close proximity to many of AK Steel’s customers, and the assets at the steel plant and the other acquired facilities complement AK Steel’s existing carbon steel operations.

The acquisition also increases AK Steel’s operational and maintenance flexibility and provides the platform for significant cost-based synergies. In addition to operational and productivity enhancements, the acquisition will create purchasing, transportation and overhead cost savings. AK Steel expects the transaction to be credit-enhancing and accretive to its earnings, which will help create significant long-term value for the company, its employees, customers and shareholders. AK Steel anticipates annual cost-based synergies of approximately $50 million, with approximately $25 million realized in 2015.

The Dearborn Works blast furnace, which was rebuilt in 2007, is among the most efficient and productive blast furnaces in the world for its size. The plant also began operating a new pickle line tandem cold mill and a new hot dip galvanizing line in 2011. Similar to AK Steel’s other carbon steel operations, Dearborn Works produces hot and cold rolled sheet and hot dip galvanized products, as well as other flat-rolled steel products. The plant employs approximately 1,400 people and is capable of producing approximately 2.5 million tons of finished steel per year. With the acquisition now completed, AK Steel’s annual shipments are expected to exceed 7.5 million tons. AK Steel said that it intends to utilize all of the production units at Dearborn Works, and the company has no plans to cease operations at any of its current steelmaking or steel finishing facilities.

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Forward-Looking Statements

Some of the statements in this release are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as updated in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel

AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 7,900 men and women at eight steel plants and two tube manufacturing plants across five states: Indiana, Kentucky, Michigan, Ohio and Pennsylvania. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal subsidiary. Additional information about AK Steel is available at www.aksteel.com.

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